EXHIBIT 99.1
CERTIFICATE OF MERGER
OF
EARLE M. JORGENSEN COMPANY
(a Delaware corporation)
with and into
RSAC ACQUISITION CORP.
(a Delaware corporation)
     Pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), RSAC Acquisition Corp., a Delaware corporation (“RSAC”), hereby certifies the following information relating to the merger (the “Merger”) of Earle M. Jorgensen Company, a Delaware corporation (“EMJ”), with and into RSAC:
     FIRST: The names and states of incorporation of the constituent corporations (the “Constituent Corporations”) in the Merger are:

Name	State of Incorporation
RSAC Acquisition Corp.	Delaware

Earle M. Jorgensen Company	Delaware
     SECOND: The Agreement and Plan of Merger, by and among RSAC, EMJ and Reliance Steel & Aluminum Co. (parent of RSAC), dated as of January 17, 2006 (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been adopted, approved, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.
     THIRD: The corporation surviving the Merger (the “Surviving Corporation”) is RSAC.
     FOURTH: The certificate of incorporation of RSAC, as in effect immediately prior to the effective time of the Merger, shall be amended to change the name of RSAC to “Earle M. Jorgensen Company.”
     FIFTH: The executed Merger Agreement is on file at the principal office of business of the Surviving Corporation whose address is 350 South Grand Avenue, 51st Floor, Los Angeles, California 90071.
     SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.
     IN WITNESS WHEREOF, RSAC Acquisition Corp has caused this Certificate of Merger to be executed by its duly authorized officer on April 3, 2006.

RSAC ACQUISITION CORP.
By	/s/ David H. Hannah
David H. Hannah, President